EXHIBIT 10.35

OFFER OF EMPLOYMENT

August 1, 2013

Doug Higginbotham

12 Burns Lane

Charlton, MA

01507

Dear Doug,

We are truly excited to offer you the position of Head of Supply Chain, based at our Boston office. It’s not just about having the right experience - it's also about having the right personality. And we believe that you will be the perfect fit for our dynamic, fast-paced environment. We couldn't be more pleased that we found you, and we can't wait for you to join our team.

In this role, you will report to Kathie Lindemann - COO.

Here are the specifics of this position and our offer:

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Your Base Salary: You'll receive $190,000 annually, paid bi-weekly (subject to all applicable federal, state, and local taxes withholding). Salary increases are performance-based and are determined by your Manager.

•	Your Vacation: You will be eligible to accrue vacation at the rate of four (4) weeks per year. Vacation requests must be approved by your Manager.
•	Your Bonus: Your target bonus will be 15% of your base salary. (Prorated to start date).
•	Your Options: 25,000 options (Exercise price $1.23). Option vesting will be 25% after one year and then annually after the 1st year.
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Your Health Insurance Plan: You will be eligible for DAVIDsTEA's (USA) Group Medical, Dental & Vision Coverage after your first 90 days of employment. More information can be found in the Benefits Summary Booklet. We would cover the cost of your COBRA during the first 90 days of employment.

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Your Benefits Continuation (COBRA): The federal Consolidated Omnibus Budget Reconcillation Act (COBRA) gives employees and their qualified beneficiaries the chance to continue health insurance coverage under the DAVIDsTEA (USA) health plan when a "qualifying event" would normally result in the loss of eligibility. Under COBRA, you or your beneficiary would pay the full cost of coverage at the Company's group rates, plus an administration fee. Benefit eligible Employees are provided with a written notice describing their rights and obligations under COBRA upon eligibility for health insurance coverage.

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Severance: The CEO, COO or CFO may terminate your employment at any time without Cause. In such event, DAVIDsTEA will be required to pay you an amount of equal to three month's salary based on your current annual salary at the time in lieu of any notice of such termination. The company would also pay you this amount if you decided to resign from the company, due to the fact that the Boston office or your supervisor is relocated to a different city.  The payment will be made in three  monthly installments  over the three-month  period following termination. Severence will not be paid out if the decision to terminate is based on performance issues.

•	The best part? Your Employee Discount: As a DAVIDsTEA employee, you'll be eligible for our employee discount of 50% off of all products.

This offer is contingent upon your ability to provide the required documentation to establish your identity and eligibility for employment required under the Immigration Reform & Control Act of 1986.

As with all employees of DAVIDsTEA (USA), Inc., your employment relationship will be an "employee at will" relationship.

Doug, I am really looking forward to having you on our team. The company is going through an exciting period of growth and expansion, and it will be a great asset to have you on board for the process.

The start date for this position will be Aug 12, 2013, unless otherwise agreed upon. Please confirm your acceptance of this offer by signing and returning one copy, either via fax to 514-739-0099 or by scan and email to cathy@davidstea.com. Please don't hesitate to contact me if you have any questions at all.

Very truly yours,

Kathie Lindemann

COO

I accept your offer of employment on the terms and conditions set forth above

/s/ Doug Higginbotham	8-13-13
Doug Higginbotham	Date